EXHIBIT 4.3

ALIO GOLD INC.

Performance and Restricted Share Unit Plan

Section 1.	Interpretation and Administrative Provisions

1.1 Purpose

The purposes of the Plan are to: (i) ensure that interests of key persons are aligned with the success of the Corporation; (ii) provide compensation opportunities to attract, retain and motivate key employees of the Corporation and its subsidiaries; (iii) create an ownership mentality among key employees; and (iv) mitigate excessive risk taking by Corporation employees.

1.2 Definitions

For the purposes of the Plan, the following terms have the following meanings:

(a)	“Adjustment Factor” means the adjustment factor reflecting achievement of Performance Criteria set out in the Grant Agreement for an award of Performance Share Units.
(b)	“Affiliate” means any affiliate of the Corporation, within the meaning of the Business Corporations Act (British Columbia).
(c)	“Applicable Withholdings” means all income taxes and statutory amounts required to be withheld.
(d)	“Board” means the board of directors of the Corporation.
(e)	“Change of Control” means the occurrence of any of the following events:

(i)any Person (which term shall for the purposes of Sections 2.4(c) and (d) of this Plan, have the meaning ascribed thereto in the Securities Act (British Columbia), as amended from time to time) or combination of Persons acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof or any other transaction having similar effect;

(ii)any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Company;

(iii)50% or more of the issued and outstanding voting securities of the Company become subject to a voting trust;

(iv)the Company sells, leases or otherwise disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions;

(v)the election or appointment of a majority of directors to the Board who were not members or nominees of the Company’s incumbent Board at the time immediately preceding such election or appointment.

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.
(g)	“Committee” means the committee appointed by the Board to administer this Plan, or if no committee is appointed, the Board.
(h)	“Common Share” means a common share of the Corporation.
(i)	“Corporation” means Alio Gold Inc. or any successor corporation.
(j)	“Dividend Performance Share Unit” has the meaning set out in Section 3.2.
(k)	“Dividend Restricted Share Unit” has the meaning set out in Section 3.2.
(l)	“Dividend Share Unit” means a Dividend Performance Share Unit or a Dividend Restricted Share Unit.
(m)	“Disability” means the mental or physical state of a Participant such that:

(i)the Board determines that the Participant has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfil his or her obligations as an employee of a Participating Company either for any consecutive 6 month period or for any period of 8 months (whether or not consecutive) in any consecutive 12 month period;

(ii)a court of competent jurisdiction has declared such individual to be mentally incompetent or incapable of managing his or her affairs; or

(iii)a condition in which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

(n) “Effective Date” means September 12, 2017.

(o) “Election Notice” means a notice substantially in the form set out as Schedule C.

(p) “Eligible Employee” means any employee or officer of a Participating Corporation and includes any such person who is on a leave of absence authorized by a Participating Corporation.

(q)

“Fair Market Value” means, with respect to any particular date, the volume weighted average closing price of a Common Share on the Toronto Stock Exchange, or if the Common Shares are not listed on the Toronto Stock Exchange, on such other stock exchange in Canada on which the Common Shares are listed, or if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, on the five trading days prior to that date on which the Common Shares traded, or if the Shares are not listed on an exchange, the price determined in good faith by the Committee.

(r)

“Grant Agreement” means an agreement substantially in the form set out as Schedule A, in the case of Performance Share Units and substantially in the form set out as Schedule B, in the case of Restricted Share Units, each as amended by the Committee from time to time.

(s)	“Grant Date” means the effective date on which an award of Share Units is made to an Eligible Employee.
(t)

“Grant Period” means the period commencing January 1 of the calendar year in respect of which a grant of Restricted Share Units is made and ending on December 31 of the second year following the year in respect of which the grant of Restricted Share Units is made, unless otherwise specified in a Grant Agreement for Restricted Share Units.

(u)

“Just Cause” means the Participant (i) willfully fails to perform his duties with the Corporation; (ii) commits theft, fraud, dishonesty or misconduct involving the property, business or affairs of the Corporation or any of its Affiliates or in the performance of his/her duties: (iii) willfully breaches or fails to follow any material term of his or her employment agreement; (iv) is convicted of a crime which constitutes an indictable offence; or (v) engages in conduct which would be treated as cause by a court of competent jurisdiction in the jurisdiction in which the Participant is employed.

(v)	“Participant” means any Eligible Employee to whom a Share Unit is granted.
(w)	“Participating Corporation” means the Corporation and such of its Affiliates as are designated by the Board from time to time.
(x)	“Plan” means this Alio Gold Inc. Performance and Restricted Share Unit Plan as amended from time to time.
(y)

“Performance Criteria” means such financial and/or personal performance criteria as may be determined by the Committee in respect of a grant of Performance Share Units to any Eligible Employee or to a group of Eligible Employees and set out in a Grant Agreement.  Performance Criteria may apply to the Corporation, a Subsidiary, the Corporation and its subsidiaries as a whole, a business unit of the Corporation or group comprised of the Corporation and some of its subsidiaries or a group of subsidiaries, either individually, alternatively or in any combination, and measured in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target, to previous years’ results, to a designated comparator group, to an index or other measure, or otherwise.

(z)	“Performance Period” has the meaning set out in the Grant Agreement for Performance Share Units.
(aa)

“Performance Share Unit” means a right granted to an Eligible Employee to receive, as set out in the Plan, a Common Share purchased on the market or, at the sole election of the Corporation, a cash amount equivalent to the Fair Market Value of a Common Share, based on the achievement of the Performance Criteria set out in the applicable Grant Agreement.

(bb)“Redemption Date” means the date selected by the Corporation no later than 4 months following the Vesting Date provided that, for US Participants the Redemption Date will be not later than two and one half months following the Vesting Date, and in all cases the Redemption Date may not be later than December 31 of the third year following the year in respect of which the Share Unit is awarded.

(cc)“Restricted Share Unit” means a right granted to an Eligible Employee to receive, as set out in the Plan, a Common Share purchased on the market or, at the sole election of the Corporation, a cash payment equivalent to the Fair Market Value of a Common Share.

(dd)“Retirement” means the cessation of the employment of a Participant with the Participating Corporation which is deemed to be a retirement by a resolution of the Committee in its sole discretion.

(ee)“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h).  A U.S. Participant will be deemed to have separated from service if he dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

(ff)“Share Unit Account” means the notional account maintained for each Participant, to which Share Units are credited pursuant to the Plan.

(gg)“Share Unit” means a Performance Share Unit or a Restricted Share Unit.

(hh)“Share Unit Amount” has the meaning set out in Section 3.3(b).

(ii)“Termination Date” means the date a Participant ceases to be an Eligible Employee and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment.

(jj)“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

(kk)“U.S. Participant” means, any Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A).

(ll)“Vested Performance Share Unit” has the meaning set out in Section 4.2.

(mm)“Vested Restricted Share Unit” has the meaning set out in Section 5.1.

(nn)“Vested Share Unit” means a Vested Performance Share Unit or a Vested Restricted Share Unit.

(oo)“Vesting Date” means the date or dates set out in the Grant Agreement, or such earlier date as is provided for in the Plan or is determined by the Committee.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

Section 2. Administration

2.1	Administration of the Plan

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, and unless otherwise determined by the Board, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) grant Share Units to Eligible Employees; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; (iv) determine which Participating Corporation will grant Share Units; (v) establish  conditions to the vesting of Share Units; (vi) set, waive and amend performance targets; (vii) determine the manner of settlement of Vested Share Units, including whether particular Vested Share Units will be settled in cash or Common Shares bought on the market; and (viii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable.  Any decision of the Committee with respect to the administration and interpretation of the Plan will be conclusive and binding on the Participants.

To the extent that any Share Unit granted to a U.S. Participant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Share Unit will be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A.  If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Committee may, in its sole discretion and without the

U.S. Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest or penalties under Code Section 409A, and otherwise  (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to any Participating Corporation or contravening Code Section 409A.  However, the Corporation will have no obligation to modify the Plan or any Share Unit and does not guarantee that Share Units will not be subject to taxes, interest and penalties under Code Section 409A.

2.2 Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

2.3Liability Limitation

No member of the Committee or the Board will be liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Share Unit granted under the Plan. To the fullest extent permitted by law, the Corporation and its subsidiaries will indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board.

2.4 Taxes and Other Source Deductions

A Participating Corporation will be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholdings  in such manner as the Corporation determines, to the extent such Applicable Withholdings are not satisfied through the sale of Common Shares as provided in Section 3.5.

2.5 U.S. Participant

Notwithstanding any other provision of the Plan to the contrary:

(a)

If at the time of Separation from Service, the Corporation’s stock is publicly traded on an established securities market or otherwise, each U.S. Participant who is a “specified employee” of a Participating Corporation within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A1(i), will not receive any payment under the Plan until the first day of the seventh month following the date of such Participant’s Separation from Service (or, if earlier, the date of death).

(b)

The acceleration of the time of any payment under the Plan is prohibited except as provided in Treasury Regulation Section 1.409A-3(j)(4) and administrative guidance promulgated under Section 409A of the Code.

Section 3.	Share Units
3.1	Awards of Share Units

The Committee or Board may grant Share Units to Eligible Employees in their sole discretion.  The award of a Share Unit to an Eligible Employee at any time will neither entitle such Eligible Employee to receive nor preclude such Eligible Employee from receiving a subsequent grant of Share Units.

3.2Crediting of Share Units and Dividend Share Units

Share Units granted to a Participant will be credited to the Participant’s Share Unit Account on the Grant Date.  Each grant of Share Units must be confirmed by a Grant Agreement signed by the Corporation and the Participant.  From time to time, a Participant’s Share Unit Account will be credited with Dividend Share Units in the form of additional Performance Share Units (“Dividend Performance Share Units”) in respect of outstanding Performance Share Units or

Restricted Share Units (“Dividend Restricted Share Units”) in repect of outstanding Restricted Share Units on each dividend payment date in respect of which normal cash dividends are paid on Common Shares.  Such Dividend Share Units will be computed as:

(a)

the amount of the dividend declared and paid per Common Share multiplied by the number of Performance Share Units and Restricted Share Units, as applicable, recorded in the Participant’s Share Unit Account on the record date for such dividend, divided by

(b)	the Fair Market Value of a Common Share as at the dividend payment date.

3.3 Redemption of Share Units

The Corporation will redeem the Vested Share Units on the Redemption Date or as soon as practical following such earlier date as is set out in Section 4, in the case of Performance Share Units and Section 5, in the case of Restricted Share Units, by:

(a)

transferring to the Participant a number of Common Shares, rounded down to the nearest whole Common Share, equal to (A) the number of Vested Share Units minus (B) the number of Common Shares with a Fair Market Value equal to the Withholding Amount; or

(b)

paying to the Participant an amount (the “Share Unit Amount”) equal to: (A) the number of Vested Share Units multiplied by (B) the Fair Market Value minus (C) Applicable Withholdings; or  (c) a combination of (A) and (B).

Notwithstanding anything to the contrary in this Section, the Corporation will redeem each U.S. Participant’s Vested Share Units and make a lump-sum payment to the U.S. Participant as soon as practical following the earlier of the Redemption Date and the date the U.S. Participant has a Separation from Service.

3.4 Effect of Redemption of Share Units.

A Participant will have no further rights respecting any Vested Share Unit which has been redeemed in accordance with the Plan.

3.5 Reporting of Share Units

Statements of the Share Unit Accounts will be made available to Participants at least annually.

3.6Purchases of Common Shares

Common Shares may be purchased to satisfy the settlement of Vested Share Unit pursuant to the Plan by a trustee appointed by the Corporation for this purpose or by a broker designated by the Corporation who is independent of the Corporation in accordance with the applicable rules of the Toronto Stock Exchange.  Common Shares purchased pursuant to this Section 3.6 shall be purchased on the  market at prevailing market prices with amounts contributed by the Corporation or an Affiliate. The designation of a trustee or broker may be changed from time to time.

Section 4.	Performance Share Units
4.1	Vesting Date

Performance Share Units will vest on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time.  Dividend Performance Share Units will vest at the same time and in the same proportion as the associated Performance Share Units.

4.2 Performance Vesting.

The number of Performance Share Units which vest on a Vesting Date (each, a “Vested Performance Share Unit”) is the number of Performance Share Units and Dividend Performance Share Units scheduled to vest on such Vesting Date multiplied by the Adjustment Factor.

4.3 Resignation and Termination for Just Cause

If the employment of a Participant is terminated due to resignation by the Participant or by the Corporation for Just Cause, the Participant will forfeit all rights, title and interest with respect to Performance Share Units and the related Dividend Performance Share Units which are not Vested Performance Share Units at the Participant’s Termination Date. All Vested Performance Share Units will have a Redemption Date as soon as practical following the Participant’s Termination Date, and solely with respect to U.S. Participants, no later than two and one half months following the Vesting Date.

4.4 Termination Without Just Cause

If the employment of a Participant is terminated by the Corporation without Cause, a pro-rata portion of the Participant’s unvested Performance Share Units and related Dividend Performance Share Units will vest at the end of the Performance Period based on the number of complete months from the first day of the Performance Period to the Termination Date divided by the number of months in the Performance Period. The Participant’s Vested Performance Share Units will have a Redemption Date at the end of the Performance Period (and solely with respect to U.S. Participants, no later than two and one half months following the end of the Performance Period) and will be redeemed using the Adjustment Factor determined for the Performance Period. The Participant will forfeit all rights, title and interest with respect to Performance Share Units and Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date.

4.5 Death or Disability of a Participant

If the employment of a Participant is terminated by the death or Disability of the Participant, all of the Participant’s Performance Share Units and related Dividend Performance Share Units will vest immediately prior to the date of the Participant’s death or Disability using an Adjustment Factor of 1.0 and will have a Redemption Date as soon as practical following the date of death or Disability and solely with respect to U.S. Participants, no later than two and one half months following such individual’s death or Disability.

4.6 Retirement of a Participant

If the employment of a Participant is terminated by Retirement of the Participant, all of the Participant’s Performance Share Units and related Dividend Performance Share Units will continue to vest in the ordinary course, subject to the Performance Criteria and will have a Redemption Date as if their employment continued, which for the avoidance of doubt with respect to U.S. Participants, shall be no later than two and one half months following the Vesting Date.

4.7 Termination following a Change of Control

Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Just Cause or if the Participant resigns in circumstances constituting constructive termination, in each case, within twelve months following a Change of Control, all of the Participant’s then outstanding Performance Share Units and related Dividend Performance Share Units will vest immediately prior to the Participant’s Termination Date using an adjustment factor of 1.0 and will have a Redemption Date as soon as practical following the Termination Date and solely with respect to U.S. Participants, no later than two and one half months following such date.

Section 5.	Restricted Share Units
5.1	Vesting Date

Each Restricted Share Unit will vest (become a “Vested Restricted Share Unit”) on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time.  Dividend Restricted Share Units will vest at the same time and in the same proportion as the associated Restricted Share Units.

5.2 Resignation and Termination for Just Cause

If the employment of a Participant is terminated due to resignation by the Participant or by the Corporation for Just Cause, the Participant will forfeit all rights, title and interest with respect to Restricted Share Units and Dividend Restricted Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date. All Vested Restricted Share Units will have a Redemption Date as soon as practical following the Participant’s Termination Date and solely with respect to U.S. Participants, no later than two and one half months following the Vesting Date.

5.3 Termination Without Just Cause

If the employment of a Participant is terminated by the Corporation without Cause, a pro-rata portion of the Participant’s unvested Restricted Share Units and related Dividend Restricted Share Units will vest immediately at the time of such termination based on the number of complete months from the first day of the Grant Period to the Termination Date divided by the number of months in the Grant Period. The Participant’s Vested Restricted Share Units will have a Redemption Date as soon as practical following the end of the Grant Period except with respect to U.S. Participants whose Redemption Date shall be as soon as practicable following the Termination Date and no later than two and one half months following such date. The Participant will forfeit all rights, title and interest with respect to Restricted Share Units and Dividend

Restricted Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date.

5.4 Death or Disability of a Participant

If the employment of a Participant is terminated by the death or Disability of the Participant, all of the Participant’s Restricted Share Units and related Dividend Restricted Share Units will vest immediately prior to the date of the Participant’s death or Disability and will have a Redemption Date as soon as practical following the date of death or Disability and solely with respect to U.S. Participants, no later than two and one half months following such date.

5.5 Retirement of a Participant

If the employment of a Participant is terminated by Retirement of the Participant, all of the Participant’s Restricted Share Units and related Dividend Restricted Share Units will continue to vest in the ordinary course and will have a Redemption Date as if their employment continued, except with respect to U.S. Participants whose Restricted Share Units and related Dividend Restricted Share Units shall vest immediately and shall have a Redemption Date as soon as practicable and no later than two and one half months following the individual’s Retirement.

5.6 Termination Following a Change of Control

Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Just Cause or if the Participant resigns in circumstances constituting constructive termination, in each case, within twelve months following a Change of Control, all of the Participant’s then outstanding Restricted Share Units and related Dividend Restricted Share Units will vest immediately prior to the Participant’s Termination Date and will have a Redemption Date as soon as practical following the Termination Date and solely with respect to U.S. Participants, no later than two and one half months following such date.

Section 6.	General
6.1	Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, with respect to (i) the number or kind of shares or other securities on which the Share Units are based; and (ii) the number of Share Units; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

6.2 Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

6.3 Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) will be no greater than the rights of an unsecured general creditor of the Corporation.

6.4 Successors and Assigns

The Plan will be binding on all successors and assigns of the Participating Corporations and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Corporation or a Participant.

6.5 Transferability of Share Units

Rights respecting Share Units and Dividend Share Units will not be transferable or assignable other than by will or the laws of descent and distribution.

6.6 Effect of Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control of the Corporation, any surviving, successor or acquiring entity will assume any outstanding Share Units or will substitute similar share units for the outstanding Share Units.  If the surviving, successor or acquiring entity does not assume the outstanding Share Units or substitute similar share units for the outstanding Share Units, or if the Committee otherwise determines in its sole discretion, the Corporation will give written notice to all Participants advising that the Plan will be terminated effective immediately prior to the Change of Control and all Share Units will be deemed to be Vested Share Units as of the termination date of the Plan.

6.7 Amendment and Termination

The Committee may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval.  No amendment, suspension or termination may materially adversely affect any Share Units, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Committee and in force at the time of this Plan, will continue in effect as long as a Share Unit or any rights pursuant thereto remain outstanding.  However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Share Units it would be entitled to make if the Plan were still in effect.

With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Share Unit in any manner to the extent that the Committee would have had the authority to initially grant the award as so modified or amended.

6.8 No Special Rights

Nothing contained in the Plan or in any Share Unit will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Corporation or interfere in any way with the right of any Participating Corporation at any time to terminate that employment or to increase or decrease the compensation of the Participant.  Share Units will not be considered Common Shares nor will they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor will any Participant be considered the owner of Common Shares.

6.9 Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the redemption of any Share Unit will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Committee.

6.10 Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Participating Corporation will be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

6.11 No Liability

No Participating Corporation will be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

6.12 Effective Date

This Plan became effective September 12, 2017.

SCHEDULE A

Alio Gold Inc.  Performance and Restricted Share Unit Plan Grant Agreement for Performance Share Units

[Name of Employee] (the “Participant”)

Performance Share Units under the Plan.

All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation will at any time be paid in respect of any Performance Share Units or Dividend Performance Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Performance Share Units or Dividend Performance Share Units which have been forfeited or terminated under the Plan.

The Adjustment Factor for the Performance Share Units is determined based on total shareholder return relative to a peer group of performance peers (the “Relative TSR Performance”), as set out on the table below.

The Relative TSR Performance Adjustment Factor is determined as follows:

Relative TSR Performance	Adjustment Factor
Less than the 30th percentile	0
30th percentile	.50
50th percentile	1.00
85th percentile or higher	2.0

The Adjustment Factor for performance between the numbers set out in the table above is interpolated on a straight line basis. The Committee will determine the methodology for assessing Relative TSR Performance from time to time, in its discretion.

The Vesting Date for this award is December 31, 2019. The Performance Period for the award is January 1, 2017 to December 31, 2019.

Alio Gold Inc. and the Participant understand and agree that the granting and redemption of these Performance Share Units and any related Dividend Performance Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant all of which are incorporated into and form a part of this Grant Agreement.

DATED: September 12, 2017.

Alio Gold Inc.

Per:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Performance Share Units by expectation of employment or continued employment with any Participating Corporation.

Name:

SCHEDULE B

Alio Gold Inc.  Performance and Restricted Share Unit Plan

Grant Agreement for Restricted Share Units

[Name of Employee] (the “Participant”)

Pursuant to the Alio Gold Inc. Performance and Restricted Share Unit Plan effective September 12, 2017 (the “Plan”), and in consideration of services provided to any Participating Corporation by the Participant, in respect of the calendar year ending December 31, 2017, Alio Gold Inc. hereby grants to the Participant ______________ Restricted Share Units under the Plan.

All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation will at any time be paid in respect of any Restricted Share Units or Dividend Restricted Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Restricted Share Units or Dividend Restricted Share Units which have been forfeited or terminated under the Plan.

The Vesting Date for this award is September 12, 2020. The Grant Period is September 14, 2017 to September 12, 2020.

Alio Gold Inc. and the Participant understand and agree that the granting and redemption of these Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which is attached and, all of which are incorporated into and form a part of this agreement.

DATED September 12, 2017.

Alio Gold Inc.

Per:	c/s

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Restricted Share Units by expectation of employment or continued employment with any Participating Corporation.

Name: